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                                                                    EXHIBIT 99.1

                                                               November 14, 1997


                                 PRESS RELEASE
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             XPEDITE ANNOUNCES EXECUTION OF MERGER AGREEMENT WITH
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                          PREMIERE TECHNOLOGIES, INC.
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       XPEDITE SYSTEMS, INC. (NASDAQ:XPED), Eatontown, New Jersey, announced today that it had entered into a definitive merger agreement with Premiere Technologies, Inc. ("Premiere") pursuant to which Premiere would acquire Xpedite in a stock-for-stock merger transaction which the parties intend to qualify as a "pooling of interests" for accounting purposes and to qualify as a tax-free reorganization. Under the terms of such merger agreement, each share of Xpedite Common Stock would be converted into $34 of Premiere's Common Stock, subject to certain adjustments, with the precise exchange ratio to be based on the average trading price of Premiere's Common Stock prior to closing; provided that if the average trading price is less than $27.20 then the average trading price shall be deemed to equal $27.20 and if the average trading price is greater than $39.20 then the average trading price shall be deemed to equal $39.20 for purposes of calculating the exchange ratio.

  The consummation of the merger is subject to certain conditions, including the consummation of Xpedite's pending acquisition of Xpedite Systems Limited (Xpedite's United Kingdom affiliate), pursuant to the terms of their existing purchase agreement, the receipt of assurances from Xpedite's and Premiere's accountants regarding the ability of Premiere to treat the merger as a "pooling of interests" for accounting purposes, the
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approval by Xpedite's stockholders of the merger and Premiere's stockholders of the issuance of additional shares in the proposed merger and the receipt of required antitrust approvals. The merger transaction is expected to be completed in the first quarter of next year.

       Xpedite Systems, Inc. is a worldwide leader in the enhanced fax and electronic messaging market. The Company provides a wide range of computer and fax based services focused primarily on high volume electronic document distribution. In addition to enhanced fax services, Xpedite also provides discounted international fax services, telex, internet, e-mail and mailgram services. The Company has a worldwide fax and message distribution network with delivery to 37 countries around the world over 13,000 fax lines.


CONTACT:

Robert Vaters
Xpedite Systems, Inc.
One Industrial Way West
Eatontown, New Jersey 07724
(732) 389-3900